CERTIFICATE OF INCUMBENCY

      I, Jeff Prusnofsky, Assistant Secretary of The Dreyfus/Laurel Funds Trust (the "Fund"), do hereby certify that the following resolutions were duly adopted by the Board of Trustees of the Fund by written consent dated March 7, 2000, as if adopted by the affirmative vote of the Board of Trustees at a duly constituted meeting and that such resolutions have not been modified or rescinded and remain in full force and effect on the date hereof, with the exception that Mark Kornfeld, Assistant General Counsel, resigned his position as of April 10, 2001, Joseph Connolly, Vice President and Treasurer, resigned his position as of November 5, 2001, and James Windels was promoted from Assistant Treasurer to Treasurer as of November 15, 2001:

      RESOLVED, that the persons listed on Appendix A hereto are hereby elected to the offices set forth opposite their respective names, to serve as officers for the Funds indicated thereon, at the pleasure of the Board; and it is further

      RESOLVED, that such persons shall begin to serve as officers of each Fund effective on the date that the Distribution Agreement between each Fund that is executing such an agreement with Dreyfus Service Corporation becomes effective; and it is further

      RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Mark N. Jacobs, Steven F. Newman, Michael A. Rosenberg, John B. Hammalian, Jeff Prusnofsky, Robert
      R. Mullery, Janette Farragher, and Mark Kornfeld, as the attorney-in-fact for the proper officers of the Fund, with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statements and any and all amendments and supplements thereto, as whom he or she is acting a attorney-in-fact, might or could do in person

, and I further certify that the following resolution was duly adopted by the Board of Trustees of the Fund by written consent dated November 15, 2001, as if adopted by the affirmative vote of the Board of Trustees at a duly constituted meeting and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof:

           RESOLVED, that the following persons be, and they hereby are, elected to the offices set forth opposite their respective names, to serve at the pleasure of the Board:

           James Windels                       Treasurer
           Kenneth J. Sandgren                 Assistant Treasurer




      IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Seal of the Fund on April 30, 2002.
                                          /s/Jeff Prusnofsky
                                          ---------------------
                                          Jeff Prusnofsky
                                          Assistant Secretary

[SEAL]

                                   APPENDIX A

                         THE DREYFUS/LAUREL FUNDS TRUST

     President                        Stephen E.
                                      Canter
     Vice President                   Mark N. Jacobs
     Vice President and               Joseph Connolly
     Treasurer
     Secretary                        Steven F. Newman
     Assistant Secretary              Jeff Prusnofsky
     Assistant Secretary              Michael A.
                                      Rosenberg

     Assistant Treasurer              William McDowell
     Assistant Treasurer              James Windels